Exhibit 10.56

September 21, 1999

Mr. Eduardo Escalante
Alcazar 105, Col. Valle de San Angel
Garza Garcia, N.L. 66290 Mexico
528-303-1970

Dear Eduardo,

This letter is to confirm the intention of AOL Mexico S de R.L. de C.V. (“AOL Mexico”) to extend to you an offer of employment as President and General Manager. This offer is subject to your acceptance and execution of AOL Mexico’s Agreement(s) to Preserve Confidentiality, Non-Competition and Proprietary Rights. This letter summarizes the principal terms and conditions of the appointment.

Commencement

•	You shall be appointed to the position of President and General Manager of AOL Mexico. Your appointment shall commence on 30 days or earlier as mutually agreed in writing.

Duties

•	As President and General Manager for AOL Mexico, you will be expected to give your full-time commitment to the duties of your office, and you will be expected to faithfully and diligently perform your duties.

•	You will be based in the Mexico City metropolitan area, but may be asked to relocate with your consent.

•	You will be required to comply with the rules, regulations and policies of AOL Mexico currently in force and as they are updated from time to time.

•	During the course of your employment, it may be necessary to expand your duties, within the general scope of your position, or change your function. AOL Mexico reserves the right to assign other duties to you at any time, it being understood that you will not be assigned duties which you cannot reasonably perform.

Remuneration Package

•	Your monthly salary will be Mex. $170,000.

•	Your remuneration will be reviewed whenever required by law or from time to time, at AOL Mexico’s discretion, based on your performance or industry benchmarks.

•	You will be entitled to 30 days of salary as “aguinaldo”. The “aguinaldo” will be payable in December on a yearly basis, and in December 1999 you will be paid on a prorata basis.

•	Other standard AOL Mexico benefits made available to all employees will be provided to you, including life and medical insurance benefits. Mr Javier Aguirre ( 1-954-772-1353) will be glad to explain to you the details of the plans we have already set up.

•	It is our intention to develop an AOL Latin America Stock Option Plan. As part of this plan you will be eligible to receive AOL Latin America JV stock options. Exact timing and amounts will be communicated at a later date.

•	You will participate in an annual incentive plan. Details of this plan will be provided to you but as an indication if you achieve all performance measures established by AOL Mexico you will receive an amount equivalent to 50% of your base salary. The plan requires you to propose appropriate performance targets in the area of customer service, job performance and professional development, which will be consistent with AOL Mexico’s overall business plan and objectives.

•	You will be entitled to receive 30 days of salary as vacation premium. In addition, you will be entitled to take 10 days off per year, which are covered within the 30 days of salary described in the foregoing sentence.

•	You will be provided a company automobile by AOL Mexico while you are appointed to AOL Mexico. The type of car will be according to local policy which is currently being developed.

•	You will receive relocation benefits in accordance to the attached guide to employee relocation policy.

Termination

•	AOL Mexico may terminate your employment without notice for any serious or persistent breach of this Agreement including intentional disobedience, dishonesty or gross negligence. In this case, you will be paid the remuneration you are entitled to at the date of termination.

•	AOL Mexico may terminate your employment at any time by giving you 30 days prior written notice (or such longer period as established in the applicable collective bargaining agreement). AOL Mexico may pay you the equivalent amount of remuneration in lieu of notice.

•	You may terminate your employment at any time on 30 days prior written notice, and AOL Mexico may, in its sole discretion, restrict your access to AOL Mexico facilities upon receipt of such notice.

Property

•	Upon termination, you will promptly return to AOL Mexico any of their respective property or any property belonging to any third party held by you on behalf of AOL Mexico, including but not limited to motor vehicles, security keys, mobile telephones, computer or other equipment, documents (in whatever material form), disks, computer programs, or any other form of storage media, and all copies of the same.

     Eduardo, we trust this is in line with your expectations and look forward to the contribution you can make to AOL. Please acknowledge your acceptance of these terms by signing and returning a copy of this letter by September 23, 1999 at the latest.

Sincerely,

     AOL Mexico S de R.L. de C.V.

By: ________________________________

Name: _______________________________

Title: ________________________________

I accept and agree to all the above terms and conditions:

By: /s/ Eduardo Escalante Castillo

Date: _______________________________

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